Exhibit 2

JOINDER TO JOINT FILING AGREEMENT

Reference is hereby made to the Joint Filing Agreement, dated as of September 3, 2009 (the “Agreement”). I, as a signatory to Amendment Number 3 of the statement on Schedule 13D to which this Joinder is attached, hereby agree to become party to the Agreement and further agree that the aforementioned statement is, and any amendments thereto filed by me or any of the signatories to the Agreement will be, filed on behalf of each of the parties to the Agreement.

Dated: February 13, 2014	Tallwood Partners, LLC

By: The Banatao Living Trust DTD 7/21/99
Its: Managing Member

/s/ Diosdado Banatao
Name: Diosdado Banatao
Title: Trustee